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                                                                    EXHIBIT 99.1

[PETROQUEST LOGO]
NEWS RELEASE
IMMEDIATE RELEASE

For further information, contact:         Robert R. Brooksher, Vice President -
                                          Corporate Communications
                                          (337) 232-7028

          PETROQUEST ENERGY ACQUIRES ARKOMA BASIN NATURAL GAS RESERVES

Lafayette, Louisiana - October 14, 2004 - PetroQuest Energy, Inc. (NASDAQ: PQUE) today announced that the Company has acquired from a private company its interest in natural gas properties located in the Arkoma Basin of Oklahoma for approximately $13.5 million. The Company expects to allocate approximately $2 million of the purchase price to unevaluated acreage. In this transaction, PetroQuest estimates it is acquiring approximately 8.8 Bcf of proved reserves, of which 47% are proved developed producing and 100% are natural gas. Development costs for the proved undeveloped reserves are estimated at $0.74 per Mcf. The acquisition will initially add approximately 1.5 MMcf per day to the Company's production. The purchase was funded by PetroQuest's revolver under its senior bank credit facility, the borrowing base of which was increased from $25 million to $38 million. The acquisition of the properties is subject to a 12.5% election to participate by the Company's partners in an area of mutual interest, which includes the acquired properties.

"This acquisition expands our existing operations in the Arkoma Basin, adding approximately 6,000 net acres adjacent to our current acreage position and approximately 28 miles of pipeline and infrastructure in Pittsburg County, Oklahoma. This brings our total ownership to over 12,000 net acres and 36 miles of pipeline in the area. The reserve to production ratio of the properties acquired is approximately 16 years based on current production, which will increase PetroQuest's overall reserve to production ratio," said Charles T. Goodson, Chairman, Chief Executive Officer and President. "We are excited about the activity in this core area having drilled and completed 10 wells since May 2004. We plan to add a second rig and drill approximately 50 horizontal coalbed methane wells in the Hartshorne Coal Formation by the end of 2005 on our acreage position. Also, we have identified thus far approximately 25 probable and possible reserve locations, including coalbed methane and other prospective horizons."

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.